INDEPENDENT AUDITORS'CONSENT


     We consent to the use in this Second Amendment to the Registration Statement (Form SB-2) in connection with the registration under the Securities Act of 1933, as amended, for shares of common stock and warrants and our report dated July 1, 2002, with respect to the financial statements of Nexgen Publishing Group, Inc. for the period commencing December 6, 2001 to May 31, 2002 and to the reference to our firm under the caption "Experts" in this registration statement.




/s/Baum & Co. PA
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Baum & Co. PA
Certified Public Accountants


 February 26, 2003